EXHIBIT 3.4

                  CERTIFICATE OF MERGER OR CONSOLIDATION

TO:  OKLAHOMA SECRETARY OF STATE
     2300 N. Lincoln Blvd., Room 101, State Capitol Building
     Oklahoma City, OK 73105-4897
     (405) 522-4560

SPECIAL INSTRUCTIONS: Submit this form to file a merger or consolidation pursuant to the Oklahoma General Corporation Act. Please consult this Act carefully. Use this form ONLY when one or more Oklahoma corporations merge with one or more corporations incorporated under the laws of a jurisdiction other than Oklahoma and the surviving or resulting corporation is a FOREIGN corporation.

PLEASE NOTE: This form MUST be filed with a letter form the Oklahoma Tax Commission, Franchise Tax Department, stating that the franchise tax, due yearly, has been paid for the current fiscal year for each corporation involved in the merger or consolidation.

A. The Agreement of Merger or Consolidation, ATTACHED HERETO, has been adopted, approved, certified, executed, and acknowledged by each of the constituent corporations.

                                    OR

B. In lieu of filing an executed agreement of merger or consolidation, the surviving or resulting corporation hereby states and certifies as follows:

1. The name and state of incorporation of each of the constituent corporations:

     NAME OF CORPORATION                          STATE OF INCORPORATION

     Hydro Environmental Resources, Inc.          Oklahoma
     Hydro Environmental Resources, Inc.          Nevada

2. An agreement of merger or consolidation has been approved, adopted, certified, executed, and acknowledged by each of the constituent corporations in accordance with the provisions of Title 18, Section 1083. In the case of each foreign corporation, the agreement shall be adopted, approved, executed and acknowledged in accordance with the laws under which it is formed.

3.   The name of the surviving or resulting corporation is:
     Hydro Environmental Resources, Inc.

4.   Check the statement applicable to the merger or consolidation:

          [ ] No amendments or changes are desired to be made so that the certificate of incorporation of the surviving corporation shall be its certificate of incorporation.

          [ ] Any amendments of changes in the certificate of incorporation of the surviving corporation as are desired to be effected by the merger are set out in an attachment hereto.

          [X] The certificate of incorporation of the corporation resulting from the consolidation is set forth in an attachment hereto.

5. The executed agreement of consolidation or merger is on file at the principal place of business of the surviving corporation at the following address:

     5725 S. Valley View Blvd., Suite 5, Las Vegas, Nevada  89118

6. A copy of the agreement of consolidation or merger shall be furnished by the surviving corporation, on request and without cost, to any shareholder of any constituent corporation.

7. The surviving or resulting corporation is to be governed by the laws of the State of Nevada and hereby agrees that it may be served with process in this state in any proceeding for enforcement of any obligation of any constituent corporation of this state, as well as for enforcement of any obligation of the surviving or resulting corporation arising from the merger or consolidation, including any suit or other proceeding to enforce the right of any shareholders as determined in appraisal proceedings pursuant to the provisions of Title 18, Section 1091.

     The surviving or resulting corporation hereby irrevocably appoints the Secretary of State as its agent to accept service of process in any suit or other proceedings. The address to which a copy of any process shall be mailed by the Secretary of State is:

     5725 S. Valley View Blvd., Suite 5, Las Vegas, Nevada  89118

     IN WITNESS WHEREOF, the surviving or resulting corporation has caused this certificate of merger or consolidation to be executed by its President and attested by its Assistant Secretary this 17th day of August, 2001.



                                        /s/ Jack H. Wynn
                                        Jack H. Wynn, President


ATTEST:


/s/ David A. Youngblood
David A. Youngblood, Assistant Secretary